Exhibit (k)(3)

MASTER FUND SERVICES AGREEMENT

This Agreement (the “Master Services Agreement” or “Agreement”), dated January 1, 2024, is between Sweater Cashmere Fund (the “Fund”), a Delaware Statutory Trust, and Gryphon Fund Group, LLC (“Service Provider”), an Ohio limited liability company.

I.	BACKGROUND

The Fund is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and it, in conjunction with Fund’s Board of Trustees (the “Board”) desires that Service Provider perform certain services. Service Provider is willing to perform such services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

II.	APPOINTMENT

A.	The Fund hereby appoints the Service Provider to perform the officer services described in Addendum A attached hereto (the “Base Services”). The Service Provider accepts such appointment and agrees to render the base services for the compensation herein provided, subject to the direction and control of the Fund and its management. The duties of the Service Provider shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Service Provider hereunder. The Service Provider will perform such additional services (the “Additional Services”; together with the base services, the “Services”) that (a) are required, in the Service Provider’s reasonable determination and upon prior notice to the Board, to adequately implement and maintain the compliance program in accordance with rule 38a-1 (hereinafter, “Required Additional Services”), (b) are directed by the Board or directed by a third party and approved by the Board, or (c) are not described in Addendum A under “Base Services.”

B.	The Fund shall cause the Fund’s investment advisers and sub-advisers, administrator, distributor, custodian, legal counsel, independent accountants, transfer agent and other service providers and agents (each, a “third party”; together, the “third parties”) to cooperate with the Service Provider and to provide the Service Provider with such information, documents and advice relating as necessary and/or appropriate or as requested by the Service Provider, in order to enable the Service Provider to perform its duties hereunder. In connection with its duties hereunder, the Service Provider shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to the Service Provider by an officer or authorized representative of the Fund (or its authorized designees). The Service Provider shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. The Service Provider shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Fund or any third party until receipt of written notice thereof. At the request of the Service Provider, each of the Fund and each of its third parties will certify periodically that it is in compliance with applicable federal securities laws. The Fund agrees that successful completion of the services described in this agreement by the Service Provider will require the active participation and timely response by the Fund and the third parties to requests of the Service Provider.

C.	The Fund shall appoint a person designated as an officer liaison, who shall (i) facilitate access to information, senior management, and third parties, (ii) supervise the services described herein, and (iii) perform any required services not otherwise undertaken by the Service Provider. The parties shall agree from time to time on the specific activities required of, and assumed by, the internal liaison.

D.	Notwithstanding the appointment described herein, the Fund has and retains responsibility for all compliance matters relating to the Fund, including but not limited to compliance with all applicable provisions of the 1940 act, including rule 38a-1 thereunder. Additionally, the Fund acknowledges and agrees that each third party has and retains responsibility for its own compliance obligations under applicable law.

III.	COMPENSATION

A.	For performing the Base Services, the Fund shall pay the Service Provider the fees described in Addendum B attached hereto. Such fees shall be payable on a monthly basis. No services shall be performed hereunder until payment of the first month’s fee is received.

B.	For Additional Services, the Fund shall pay the Service Provider on a time and materials basis at the service provider’s hourly rates described in Addendum B. Such fees shall be payable within 30 days of receiving an invoice. Additional Services, except those described in paragraph II.A., shall not be commenced until approved by the Fund, management, or the Board, as appropriate.

C.	In the event that the Fund materially changes its operations or changes to applicable law would have a material effect on the services rendered by the Service Provider, the Service Provider shall have the option of increasing the fees described herein upon 30 days written notice to the Fund. In such event, the Fund shall have the option to terminate this agreement upon 60 days’ notice. In the event that the Fund does not terminate this agreement within 30 days of receiving a notice of an increase in fees, this agreement shall continue as described in paragraph VI.A.

D.	The Fund agrees to pay for any reasonable out-of-pocket expenses in connection with the services to be provided under this agreement, including, without limitation, travel, delivery charges, fax, copying and telephone charges. In certain instances, the Fund will be asked to pay the vendor directly.

E.	All undisputed amounts payable hereunder are due immediately upon receipt of the applicable invoice. The Fund waives the right to dispute any amount described on an invoice after 30 days have elapsed from the date of invoice delivery. In the event that amounts payable hereunder are more than 30 days overdue, (i) the service provider may suspend all services hereunder until all amounts outstanding are received and (ii) overdue amounts shall be assessed a service charge of 1% per month.

IV.	LIMITATION OF LIABILITY; INDEMNIFICATION

A.	The Service Provider shall not be liable for any error of judgment or mistake of law or for any loss suffered in connection with the matters to which this agreement relates, except for a loss resulting from the Service Provider’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this agreement. Furthermore, the Service Provider shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by the Service Provider from or on behalf of the Fund or (ii) any action taken or omitted to be taken by the Fund or any past or current third party. The Service Provider may apply to the Board or an officer or authorized representative of the Fund (or their authorized designees) at any time for instructions and may consult counsel for the Fund, or its own counsel, and with accountants and other experts with respect to any matter arising in connection with its duties hereunder, and the Service Provider shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction, or with the opinion of such counsel, accountants, or other experts.

B.	The Fund agrees to indemnify and hold harmless the Service Provider, its employees, agents, officers, members, affiliates and nominees (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (a “Claim”) which may be asserted against or incurred by any indemnified party or for which any Indemnified Party may be held liable arising out of, are based on, or in any way relate to (i) the Service Provider’s actions or omissions except to the extent a Claim resulted from the service provider’s willful misfeasance, bad faith, or gross negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) the Service Provider’s reliance on, implementation of or use of (without investigation or verification) advice, instructions, requests, directions, information, data, records and documents received by the Service Provider from the Board or any third party or an officer or representative thereof, (iii) any breach of any of the fund’s obligations, representations or warranties hereunder, or (iv) any action taken or omitted to be taken by the Fund or any past or current third party.

C.	The Fund shall, to the fullest extent permitted by applicable law, indemnify the natural person designated as an officer to the extent named as a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of the fund or other entity) by reason of the fact that such person serves or served as an officer hereunder, against expenses (including, but not limited to, attorneys fees and costs), judgments, fines (including excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided, however, no indemnification shall be provided if a final unappealable judgment or award establishes that such person engaged in intentional misconduct or a transaction from which such person derived an improper personal benefit. Expenses incurred by the officer in defending a threatened, pending or completed civil or criminal action, suit or proceeding shall be paid by the Fund in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Fund.

D.	In no event and under no circumstances shall the Service Provider, its affiliates or any of its or their officers, members, agents or employees, be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. The indemnity and defense provisions set forth in this section shall indefinitely survive the termination and/or assignment of this agreement.

E.	Notwithstanding any other provision of this agreement, the Service Provider’s liabilities under this agreement, whether under contract law, tort law, warranty or otherwise shall be limited to direct damages not to exceed the amounts actually received by the Service Provider under this agreement during the 12 months prior to the date of the action giving rise to the Claim.

F.	Any person, even though also a trustee, officer, employee, shareholder or agent of the Service Provider, who may be or become an officer, trustee, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund and as such shall be indemnified as an officer of the Fund to the fullest extent permitted by law.

V.	INSURANCE

The Fund hereby represents that it maintains insurance coverage for the Fund, including commercially reasonable fidelity bond(s) and errors and omissions, directors and officers, and professional liability insurance. The Fund agrees that the designated officer provided by the Service Provider will be named as an additional insured person under all such insurance policies and bonds. The Fund further agrees to furnish details of such coverage to the Service Provider upon its request, including a copy of the policy, the identity of the carrier, coverage levels and deductible amounts. The Fund will notify the service provider of any modification, reduction or cancellation of such coverage or of any material claims made against such coverage.

VI.	TERMINATION

A.	The provisions of this agreement shall be effective on the effective date and shall continue for the Initial Term described in Addendum B (the “Initial Term”) and thereafter shall automatically renew for additional consecutive twelve (12) month periods (each, a “Renewal Term”, and each of the Initial Term and each Renewal Term shall be referred to herein as a “Term”). Either party may terminate this agreement at the end of the Initial Term, or thereafter, by giving the other party at least ninety (90) days’ prior written notice of such termination specifying the date fixed therefore. This agreement shall also terminate in the event of the Fund’s termination, dissolution, or deregistration. Notwithstanding the foregoing, the Fund may terminate this agreement at any time upon payment to the Service Provider of the amount that would have been payable for the remainder of the then current term.

B.	The Service Provider may immediately terminate this agreement in the event that (a) the Board does not approve the performance of Required Additional Services or (b) the Service Provider reasonably determines that (i) a third party appointed after the date hereof would have a material adverse effect on the Fund’s compliance program or other services rendered or (ii) the Fund or any third party takes action or fails to take action that would have a material adverse effect on the fund’s compliance program or other services rendered. The Service Provider shall cooperate with the Fund to ensure an effective transition to a successor service provider to minimize disruption to the Fund.

C.	If a party materially fails to perform its duties and obligations hereunder (a “Defaulting Party”) resulting in a material loss to another party or parties, such other party or parties (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, which such notice shall set forth with sufficient detail the nature of the breach. The Defaulting Party shall have forty-five (45) days from its receipt of notice to cure the breach. If such material breach shall not have been remedied to commercially reasonable operating standards, the Non-Defaulting Party may terminate this agreement by giving thirty (30) days’ written notice of such termination to the Defaulting Party. If the Service Provider is the Non-Defaulting Party, its termination of this agreement shall not constitute a waiver of any rights or remedies with respect to services it performed prior to such termination, or the right of the Service Provider to receive such compensation as may be due as of the date of termination or to be reimbursed for all reasonable and documented out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this agreement or otherwise against a Defaulting Party.

D.	In the event that the Board, in the exercise of its fiduciary responsibility, determines to dismiss an officer, the Service Provider determines to replace an officer, or an Officer voluntarily resigns, the Service Provider shall have the opportunity to present a replacement officer for Board consideration and approval. In the event that the Service Provider is unable or unwilling to present a replacement officer that is competent and knowledgeable regarding the services provided hereunder, the Fund may either appoint its own officer candidate and continue this agreement or terminate this agreement. If the Board approves the new officer, this agreement would continue.

E.	The Fund shall reimburse the Service Provider, as applicable, for any reasonable out-of-pocket expenses and disbursements incurred by the Service Provider in connection with the services provided under this agreement within 30 days of notification to the Fund of such out-of-pocket expenses regardless of whether such out-of-pocket expenses were incurred before or after the termination of this agreement.

F.	No breach of any obligation of a party to this agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: war, act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party. If a force majeure prevents the service provider’s performance hereunder for more than thirty (30) days, the fund may terminate this agreement on written notice to the service provider.

VII.	CONFIDENTIALITY

A.	All confidential information (as defined below) of one party (“Disclosing Party”) in the possession of the other (“Receiving Party”), whether or not authorized, shall be held in strict confidence, and the Receiving Party shall take all steps reasonably necessary to preserve the confidentiality thereof. One party’s confidential information shall not be used or disclosed by the other party for any purpose except as otherwise described herein or as necessary to implement or perform this agreement, or except as required by law (provided that the other party is given a reasonable opportunity to obtain a protective order). The Receiving Party shall limit its use of and access to the Disclosing Party’s confidential information to only those of its employees and agents whose responsibilities require such use or access. The Receiving Party shall advise all such employees and agents, before they receive access to or possession of any of the Disclosing Party’s confidential information, of the confidential nature of the confidential information and require them to abide by the terms of this agreement. The Receiving Party shall be liable for any breach of this agreement by any of its employees or agents or any other person who obtains access to or possession of any of the Disclosing Party’s confidential information from or through the Receiving Party.

B.	For the purpose of this section, “Confidential Information” shall mean all business information disclosed by one party to the other in connection with this agreement unless it is or later becomes publicly available through no fault of the other party or it was or later is rightfully developed or obtained by the other party from independent sources free from any duty of confidentiality. Without limiting the generality of the foregoing, Confidential Information shall include the Service Provider’s ideas, methods, algorithms, business processes, formulae and concepts used in connection with performing the services.

VIII.	NON-EXCLUSIVITY; INDEPENDENT CONTRACTOR

The services of the Service Provider hereunder are not deemed to be exclusive. The Service Provider may render such services and any other services to others. The Service Provider and the officers provided shall perform the services hereunder as independent contractors and not as employees of the Fund. As independent contractors, neither the Service Provider nor the officer is, and neither shall represent itself to third parties as being, the agent or representative of the Fund, except as specifically set forth herein. Neither the Service Provider nor the officer has, and shall not represent itself to third parties as having, actual or apparent power or authority to do or take any action for or on behalf of the Fund, as its agent, representative or otherwise, except as specifically set forth herein.

IX.	SUBCONTRACTING; STAFF RECRUITMENT

A.	The Service Provider may, at its expense, subcontract and delegate its responsibilities hereunder to third parties, subject to the prior approval by the Board, which shall not be unreasonably withheld, and provided that the Service Provider shall not be relieved of any of its obligations under this agreement by the appointment of such subcontractor and provided further, that the Service Provider, as applicable, shall be responsible for all acts of such subcontractor as if such acts were its own. Notwithstanding the foregoing, nothing herein shall limit the Service Provider’s right and ability to utilize independent contractors that are natural persons.

B.	In the event that any the Service Provider employee or contractor accepts a position with the Fund or any of its affiliates at any time during the term of this agreement and for a period of one year following its termination, the Fund shall pay to the Service Provider a placement fee equal to such person’s annual compensation in effect on the date such person accepts such position. Such fee shall be payable upon commencement of service with the Fund or its affiliate. The terms of this paragraph shall continue notwithstanding termination of this agreement.

X.	REPRESENTATIONS AND WARRANTIES

Each party represents and warrants to the other party that:

1.	It is duly organized and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

2.	It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

3.	It has been in, and shall continue to be in compliance in all material respects with all laws and regulations applicable to its business and operations; and

4.	This agreement has been duly authorized and, when executed and delivered, will constitute a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

XI.	RECORDS

The books and records pertaining to the Fund which are in the possession or under the control of the Service Provider shall be the property of the Fund. The Fund, its Board, the officers of the Fund, and their designated representatives shall have access to such books and records at all times during the Service Provider’s normal business hours. Upon reasonable request of the Fund, copies of any such books and records shall be provided by the Service Provider. The service provider shall preserve and maintain all books and records relating to its duties hereunder and all other books and records as the Service Provider is required to maintain pursuant to the applicable federal securities laws.

XII.	MISCELLANEOUS

This agreement shall be governed by the laws of the State of Ohio. Any provision of this agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. The section headings in this agreement are for convenience only and shall not control or affect the meaning of any provision of this agreement. Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, at the following address

If to the Fund:

Sweater Cashmere Fund
Attn: Jesse Randall
2000 Central Ave.
Boulder, CO 80301

If to the service provider:

Gryphon Fund Group, LLC
Attn: Chris MacLaren
3000 Auburn Drive, Suite 410
Beachwood, OH 44122

This agreement, together with the Addendums attached hereto, constitutes the entire agreement of the parties hereto and supersedes all prior agreements and understandings, should any exist. To the extent that any Addendum conflict with other terms of this agreement, the terms of Addendum shall control. No waiver, amendment or modification of this agreement shall be valid unless it is in writing and signed by each party hereto. The waiver by either party of a breach of any provision of this agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party. This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this agreement shall constitute the valid and binding execution hereof by such party. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

	Sweater Cashmere Fund		Gryphon Fund Group, LLC

Signed:	/s/ Jesse Randall	Signed:	/s/ Chris MacLaren
Name:	Jesse Randall	Name:	Chris MacLaren
Title:	President	Title:	Chief Executive Officer

ADDENDUM A

to the

Master Services Agreement

between

Fund

and

Service Provider

Dated January 1, 2024

Officer Services Addendum

This Addendum, dated January 1, 2024 is between Sweater Cashmere Fund (the “Fund”), to the certain Master Services Agreement dated January 1, 2024, and Gryphon Fund Group, LLC (“Service Provider”). Capitalized terms used but not defined herein shall have the meanings set forth in the Master Services Agreement.

Fund Principal Financial Officer Services

We will provide the following services:

•	Act as Fund PFO, providing qualified party to serve as an officer
•	Oversight of financial service providers, including fund accountant, fund administrator, transfer
•	agent, and custodian
•	Review regulatory filings prepared by the administrator and coordinate filing, including Form N- CSR, Form N-PORT, Form N-CEN, Form N-PX, Form N-23C3A, 486 (a) and (b) filings, and other filings, as required by the Investment Company Act of 1940
•	Certify Annual and Semi-Annual filings for Form N-CSR Filing
•	Review and coordinate fund expense payments prepared by the administrator
•	Monitor and approve fund budgets, ongoing accruals, and expense ratios
•	Act as liason to independent registered audit firm
•	Attend periodic fair value committee meetings
•	Attend quarterly board and Audit committee meetings

Fund Chief Compliance Officer Services

We will provide the following services:

•	Act as Fund CCO, providing qualified party to serve as an officer
•	Evaluation of internal control structure
•	Review, evaluation, testing, and updating of Fund compliance policies & procedures
•	Monitoring service providers, and performing periodic due diligence
•	Annual 38a-1 review and report findings
•	Board reporting on Compliance Program effectiveness
•	SEC Exam Coordination and Contact person
•	Provide and monitor Fund AML program, serving as AML Officer of the Fund

ADDENDUM B

to the

Master Services Agreement

between

Fund

and

Service Provider

Dated January 1, 2024

Officer Services Fee Letter

This Fee Letter (this “Fee Letter”) applies to the Services provided by Gryphon Fund Group, LLC (“Service Provider”) to Sweater Cashmere Fund (the “Fund”) pursuant to the certain Master Services Agreement dated January 1, 2024 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees. For the services provided under the Officer Services Addendum, Service Provider shall be entitled to receive a fee and reimbursable expenses from the Fund on the first business day of each month, or at such time(s) as Service Provider shall request and the parties hereto shall agree. Annual Fees are computed over a 12-month period beginning with the commencement date of this Fee Letter and each 12-month period thereafter. The Fees are payable monthly, along with any out-of-pocket expenses. The Fund agrees to pay all fees within 30 days of receipt of each invoice. Service Provider retains the right to charge interest of 1% per month on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Service Provider of the Fund’s default or prevent Service Provider from exercising any other rights and remedies available to it.

1.1	Principal Financial Officer Fees will constitute a fixed, annual fee of $40,000

1.2	Chief Compliance Officer Fees will constitute a fixed, annual fee of $60,000

1.3	Out-of-Scope Additional Request. Requests for services outside the Agreement, can be accommodated at the request of the Fund. Fees for out-of-scope services will be agreed upon prior to the commencement of the work and will be quoted based on an hourly rate or based on the project requested as appropriate.

2.	Reimbursable Expenses. The Fund will also reimburse Service Provider for certain third-party expenses incurred by Service Provider on the Fund’s behalf, including, but not limited to, travel expenses to attend the Fund’s Board meetings and any other expenses approved by the Fund. In addition, the Fund will be responsible for the Fund’s normal operating expenses, including but not limited to, federal and state filing fees, insurance premiums, legal fees, audit fees, fees and expenses of the Fund’s other vendors and providers, and any other out-of-pocket expenses. The Fund will reimburse Service Provider for any such expenses to the extent incurred by Service Provider.

3.	Term

3.1	Initial Term. The initial term for the Fund shall continue in effect from its commencement date (or the date of this Fee Letter, whichever is later) through December 31, 2025 (the “Initial Term”).

3.2	Renewal Terms. After the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”). After the Initial Term, Service Provider may annually increase the minimum fee listed in section 1.1 above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”) plus 1.5%; provided that Service Provider gives notice of such increase to the Fund, not less than 75 days prior to the start of the new Term, to be effective on the first day of the new Term. Any CPI-U increases not charged in any given year may be included in prospective CPI- U fee increases in future years.

3.3	Termination. Service Provider or the Fund may terminate the Agreement entirely. Any such termination shall be treated, for purposes of this Fee Letter, as a termination of this Fee Letter as to which the termination applies, in which case, the Fund shall be responsible for payment of any amounts required to be paid by the Fund under the Agreement, including without limitation any reimbursements for cash disbursements made by Service Provider and any fee for post-termination, de-conversion or liquidation services.

3.4	Liquidation. Upon termination of the Agreement due to the liquidation of the Fund, Service Provider shall be entitled to collect from the Fund the compensation described in this Fee Letter through the end of the month of liquidation, and the amount of all of Service Provider’s cash disbursements for services in connection with Service Provider’s activities in effecting such termination, including without limitation, the delivery to the Fund or its designees the Fund’s property, records, instruments, and documents, and any fee for post- termination liquidation services. Liquidation fees for post-termination liquidation services are charged hourly based on services required.

4.	Early Termination Fee. If the Fund terminates the Agreement before the end of the Initial Term or Renewal Term, as applicable, the Early Termination fee is $2,000 per month remaining in the term as set forth in Sections 3.1 or 3.2 above. In no event shall the Early Termination Fee be greater than $48,000.

5.	Hourly Fees are quoted based on the required personnel and range from $125/hour to $500/hour based on the skill and experience of the individual providing the services directly. The traditional blended hourly rate is $200/hour.

6.	Amendment. The parties may only amend this Fee Letter by written amendment signed by both parties.

Master Services Agreement - Sweater Cashmere Officer Services

Final Audit Report 2024-01-25

Created:	2024-01-23
By:	Gordon Jones (gjones@gryphongroup.us)
Status:	Signed
Transaction ID:	CBJCHBCAABAACJWos5pmVrt1TvBZq0SqWI1NWZCcrCZe

"Master Services Agreement - Sweater Cashmere Officer Services" History

Document created by Gordon Jones (gjones@gryphongroup.us)
2024-01-23 - 8:10:14 PM GMT

Document emailed to Jesse Randall (jkr@sweaterventures.com) for signature
2024-01-23 - 8:10:19 PM GMT

Document emailed to Christopher MacLaren (cmaclaren@gryphongroup.us) for signature
2024-01-23 - 8:10:19 PM GMT

Email viewed by Christopher MacLaren (cmaclaren@gryphongroup.us)
2024-01-23 - 8:31:33 PM GMT

Document e-signed by Christopher MacLaren (cmaclaren@gryphongroup.us)
Signature Date: 2024-01-23 - 8:31:44 PM GMT - Time Source: server

Email viewed by Jesse Randall (jkr@sweaterventures.com)
2024-01-25 - 4:45:49 PM GMT

Document e-signed by Jesse Randall (jkr@sweaterventures.com)
Signature Date: 2024-01-25 - 5:31:58 PM GMT - Time Source: server

Agreement completed.
2024-01-25 - 5:31:58 PM GMT

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